GEOVAX SIGNS HIV/AIDS VACCINE PROPOSAL WITH
HEALTH AND HOSPITAL SYSTEM OF COOK COUNTY, ILLINOIS

ATLANTA, GA, June 18, 2009 – GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based biopharmaceutical company developing human vaccines for diseases caused by the HIV – 1 (Human Immunodeficiency Virus), and other infectious agents, announced today that it signed a proposal to discuss a cooperative arrangement with Cook County Board President Todd H. Stroger and the Commissioner’s of Cook County; the Cook County Health and Hospitals Systems Board (“Health System”); and the Ruth M. Rothstein’s CORE Center’s Foundation, (“Foundation”), that was founded by Cook County, Illinois and Rush University Medical Center.

Robert T. McNally, President of GeoVax noted, “The proposed arrangement with Cook County through the Health System and its CORE Foundation has the potential to advance the fight against HIV/AIDS by accelerating the clinical trials of the DNA/MVA and MVA/MVA vaccines developed by GeoVax scientists, in collaboration with scientists at Emory University; the Center for Disease Control; and the U.S. National Institutes of Health (“the Vaccines”).”

Cook County Board President Todd H. Stroger said, “We hope this ground-breaking proposal, which is dedicated to addressing the need to help eradicate the HIV/AIDS virus, will extend the opportunity for the residents of Cook County and the surrounding region to participate in clinical trials of vaccines with the potential to protect against HIV/AIDS disease.” President Stroger added, “This partnership carries out the mission set forth by our Health and Hospitals Systems in providing state-of-the-art quality urgent healthcare to people. It will also assist in accelerating GeoVax’s vaccine program for treatment of patients infected with the HIV virus. We must always be prepared to adapt to the ever changing needs of society while continuing to contribute to the overall health and wellness of our world.”

The proposal calls for the CEO of Health Systems to consult with the Director of Health Systems Institutional Review Board and GeoVax to determine whether to present GeoVax’s proposal to the Health Systems Board of Directors for the purpose of obtaining authorization to negotiate an agreement with GeoVax regarding its proposal. If agreements adopt the proposal in its present form, the initial effort of the cooperative program would be focused on accelerating GeoVax’s therapeutic vaccine program for treatment of individuals already infected with the HIV virus with the Ruth M. Rothstein CORE Center conducting some of the clinical trials in Cook County. The participation proposed would contain provisions for seeking and managing funds from private non-profit or government sources to pay for the clinical trial program. GeoVax would bear responsibility for production of the vaccine supply, establishment, management and oversight of the clinical trials process, and regulatory compliance, which includes interaction with government authorities. There can, however, be no assurance that agreements will result from the proposal.

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HIV/AIDS Background
HIV affects the entire globe and comes in a variety of subtypes. Clade B is the predominant subtype in North America where there are roughly 60,000 new infections each year. Globally, there are about 2.5 million AIDS infections per year, most involving subtypes AG, B, and C. In 2007, UNAIDS reported 1.3 million people living with AIDS in North America and 33.2 million people living with AIDS worldwide. Presently, there is little to prevent HIV transmission other than education, circumcision, and condoms. It is obvious from the spread of the disease that these methods are not adequate. Existing treatments for individuals infected with HIV include anti-retroviral therapies that are effective but have serious medical side effects and are very expensive (upwards of $1,500/month). This cost is borne by the individual, third party insurance, local healthcare, federal or world health organizations. Development and distribution of an effective HIV/AIDS vaccine holds great promise. The GeoVax Vaccine would cost a fraction of the cost of current treatments and, to date, has not elicited serious adverse side effects. Like commonly used vaccines for polio and measles, if the population was vaccinated with an effective vaccine, over time, the disease could be expected to decrease in prevalence to a point where it might essentially disappear.

About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax AIDS vaccines also may be effective as therapeutics (treatment of people already infected with AIDS virus).

GeoVax’s core AIDS vaccine technologies were developed by Dr. Harriet Robinson, Senior V.P. of Research and Development, through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and GeoVax.

GeoVax’s AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $15 million IPCAVD grant awarded in late 2007.

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Safe Harbor Statement
All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether (i) the Director of the CEO of Health System (after consultation with the Director of Health System’s Institutional Review Board) determines whether to present the GeoVax proposal to the Health System’s Board, (ii) that the Health System Board will authorize Health Systems to negotiate an agreement regarding GeoVax’s proposals, (iii) an agreement can be reached, (iv) Health System will request that the President of the CORE Foundation Board of Directors present the proposal to its Board in order to seek authorization to negotiate an agreement, (v) if an agreement is reached with CORE, whether needed funds can be raised, (vi) the proposed clinical trials will prove helpful to GeoVax’s efforts, (vii) GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, (viii) GeoVax’s vaccines will be safe for human use, (ix)GeoVax’s vaccines will effectively prevent AIDS in humans, (x) vaccines will receive regulatory approvals necessary to be licensed and marketed, (xi) GeoVax raises required capital to complete vaccine development, (xii) there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and (xiii) other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.

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